Exhibit 32.2

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of Section 1350, chapter 63 of title 18, United States Code), I, Edward F. Lange, Jr., hereby certify, to the best of my knowledge, that the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 of BRE Properties, Inc. (the “Form 10-Q”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of BRE Properties, Inc. at the dates and for the periods indicated.

Dated: August 7, 2009	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President,
Chief Operating Officer and Chief Financial Officer (principal financial and accounting officer)